Exhibit 99.1

William S. Marth Appointed to AMRI’s Board of Directors

Albany, NY (May 7, 2012) — Albany Molecular Research, Inc. (NASDAQ: AMRI), a leading global contract research and manufacturing organization, today announced the appointment of William S. Marth to its Board of Directors. Mr. Marth has extensive experience in leading organizational and operational initiatives at global pharmaceutical companies. As a member of the AMRI board, he will work closely with members of the Board and company leadership to oversee the performance and strategic direction of the company.

As has been previously announced, Dr. Paul Anderson has informed the Board that he will not stand for re-election at the upcoming annual meeting of shareholders scheduled for June 6, 2012.

Mr. Marth has served as President and Chief Executive Officer – Americas, Teva, since June 2010, after serving as President and Chief Executive Officer of Teva North America from January 2008 to June 2010 and as President and Chief Executive Officer of Teva USA from January 2005 to January 2008. He was previously Executive Vice President and Vice President of Sales and Marketing for Teva USA. Prior to joining Teva USA, he held various positions with the Apothecon division of Bristol-Myers Squibb.

Mr. Marth earned his B.Sc. in Pharmacy from the University of Illinois in 1977 and his M.B.A. in 1989 from the Keller Graduate School of Management, DeVry University. He is a licensed pharmacist and serves on various boards and committees, including The University of the Sciences in Philadelphia and the Board of Ambassadors for John Hopkins’ Project RESTORE. Mr. Marth served as the Chairman of the Board of the Generic Pharmaceutical Association (GPhA) in 2008 and 2009 and the American Society for Health-System Pharmacists (ASHP) in 2010.

“We are pleased that Mr. Marth has joined AMRI’s Board of Directors,” said AMRI Chairman, CEO and President Thomas E. D’Ambra, Ph.D. “I am confident Bill’s extensive operational experience, pharmaceutical industry knowledge and leadership skills will enable him to provide strategic insight and a unique perspective that will complement the strengths of our existing board members. His addition will benefit AMRI as we continue to manage and develop our global service offerings to address the opportunities and challenges facing the pharmaceutical and biotechnology industries. I would also like to thank and acknowledge the years of service and contributions of Dr. Paul Anderson to AMRI’s board and R&D operations. Paul has been a friend and trusted advisor. We wish him well in his retirement.”

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCINGTM, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For more information, visit www.amriglobal.com.

Contacts

Investors – Mark Frost, AMRI Chief Financial Officer, 518-512-2211

Media – Gina Monari, AMRI Communications, 518-512-2512